UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

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First Bancorp

(Name of Registrant as Specified in Its Charter)

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300 SW Broad Street

Southern Pines, North Carolina 28387

Telephone (910) 246-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 9, 2019

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the Main Office of First Bank, located at 300 SW Broad Street, Southern Pines, North Carolina 28387 on Thursday, May 9, 2019, at 1:30 p.m. local time, for the purpose of considering and acting on the following matters:

1.	To elect 13 nominees to the Board of Directors to serve until the 2020 annual meeting of shareholders, or until their successors are elected and qualified.

2.	To ratify the appointment of BDO USA, LLP as the independent auditors of the Company for 2019.

3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the accompanying Proxy Statement (“say on pay”).

4.	Such other business as may properly come before the annual meeting and any adjournment thereof.

Only shareholders of record as of the close of business on March 11, 2019 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 21, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 9, 2019:

The Notice and Proxy Statement and the Company’s 2018 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.

The Proxy Statement accompanying this Notice sets forth further information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully. The 2018 Annual Report on Form 10-K includes the Company’s financial statements and other required disclosures, but does not constitute proxy solicitation material.

By Order of the Board of Directors

Elizabeth B. Bostian

Secretary

March 21, 2019

300 SW Broad Street

Southern Pines, North Carolina 28387

Telephone (910) 246-2500

PROXY STATEMENT

Introduction. This Proxy Statement is furnished to the shareholders (“shareholders,” “you,” or “your”) of First Bancorp (the “Company,” “us,” “we” or “our”) by our Board of Directors (hereinafter sometimes referred to as the “Board” or the “Board of Directors”) in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 9, 2019, at 1:30 p.m. local time, at the Main Office of First Bank, 300 SW Broad Street, Southern Pines, North Carolina 28387, and at any adjournment thereof. Action will be taken at the Annual Meeting on the items described in the Notice of Annual Meeting and on any other business that properly comes before the Annual Meeting.

The Company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by mail, or by telephone. Employees will not receive additional compensation for the solicitation of proxies. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Internet Availability of Proxy Materials. We are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 21, 2019, we mailed a Notice of Internet Availability of Proxy Materials (“Internet Notice”) to certain of our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Proxy Card. The Board has designated Richard H. Moore and Elizabeth B. Bostian to serve as the proxy holders (the “Proxy Holders”) for the Annual Meeting. As Proxy Holders, they will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the Proxy Holders will vote FOR the election of all of the Director nominees, FOR ratification of BDO USA, LLP as the Company’s independent auditors, and FOR approval of the advisory vote on the compensation of our named executive officers. The Proxy Holders will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Annual Meeting.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by shareholders attending in person or by proxy. On March 11, 2019 (the “Record Date”), a total of 29,742,062 shares of our common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Annual Meeting for the purpose of determining whether a quorum exists. If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Election of Directors. Each share is entitled to one vote, except in the election of directors where a shareholder may cumulate votes as to nominees, but only when a shareholder gives notice of intent to cumulate votes prior to the voting on nominees for election at the Annual Meeting. If any shareholder gives such notice, all shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of Directors to be elected, and the shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. This Proxy Statement solicits the discretionary authority to cumulate votes and allocate them in the Proxy Holders’ discretion if any shareholder requests cumulative voting. Directors will be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. If your Proxy Card is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and voted for the other nominees, but they will not be voted for the election of that nominee. If you attend the Annual Meeting and have already voted, you must vote in person in order to rescind your previous vote.

Vote Required; Effect of Abstentions and Broker Non-Votes. The shares of a shareholder whose Proxy Card on any or all proposals is marked as “Abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial holder of shares held by a broker, bank or other holder of record, you may instruct your broker or other holder of record how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the Annual Meeting, you must first request and obtain a proxy from your broker or other custodian. Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Holders. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered a registered holder of those shares. Please vote by proxy in accordance with the instructions on your Proxy Card, or the instructions contained in the Internet Notice.

A registered holder can vote in one of the following four ways:

•	Via the Internet. Go to the website noted on your Proxy Card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost effective way to vote. When voting via the Internet, you do not need to return your Proxy Card.

•	By Telephone. Call the toll-free telephone number indicated on your Proxy Card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day. When voting by telephone, you do not need to return your Proxy Card.

•	By Mail. Mark your Proxy Card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement, you will not be receiving a Proxy Card and must vote via the Internet or by telephone.

•	In Person. You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a Proxy Card or voted via the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the Annual Meeting.

Beneficial Shareholders. If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (“street name”), you are not a registered holder, but rather are considered a beneficial holder of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting Deadlines. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Savings Time, on May 8, 2019. For shareholders that hold their shares in a brokerage account, please refer to the deadlines established by the broker. For shareholders in our 401(k) plan, the Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Savings Time, on May 6, 2019.

Revocation of Proxy. Registered holders who vote by proxy, whether by telephone, Internet or mail, may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Annual Meeting or sending a notice of revocation to the Corporate Secretary of First Bancorp at 300 SW Broad Street, Southern Pines, NC 28387; (b) voting at a later time by telephone or via the Internet prior to the deadlines noted above; or (c) attending the Annual Meeting in person and casting a ballot. If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker, bank or other holder of record.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one envelope containing two or more Notices is being delivered to shareholders residing at the same address, unless such shareholders have notified their bank, broker, Computershare Investor Services, or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares of the Company in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of the Notice in future years. If you are a registered holder of record in our shareholder list maintained by Computershare Investor Services, contact Computershare toll-free at 800-368-5948 or in writing directed to Computershare Investor Services, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Notices in future years. To receive an additional Annual Report on Form 10-K or Proxy Statement this year, contact us at Shareholder Relations at 910-246-2500 or follow the instructions on the Notice. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Meeting Notice.

Electronic Access to Proxy Materials and Annual Report. This Proxy Statement and the 2018 Annual Report on Form 10-K are available at www.proxyvote.com. If you hold your common stock in street name through a broker, a bank or other nominee, you may have the option of receiving your Proxy Statement and Annual Report on Form 10-K via the Internet. If you submit your proxy this year electronically, you may also elect to receive future Proxy Statements, Annual Reports on Form 10-K and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the most recent practicable date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
RMB Capital Holdings, LLC, et al. 115 S. LaSalle Street 34th Floor Chicago, IL 60603	1,513,740 shares (2)	5.09%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,513,497 shares (3)	5.09%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,175,436 shares (4)	7.31%

(1)	Based on a total of 29,742,062 shares of our common stock outstanding as of the Record Date.
(2)	Based on a Schedule 13G filed by RMB Capital Holdings, LLC, et. al on February 14, 2019, and the Schedule indicates shared power to vote or dispose of these shares.
(3)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP on February 8, 2019, and the Schedule indicates sole power to vote 1,406,723 shares and sole power to dispose of 1,513,497 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the securities reported in the Schedule 13G.
(4)	Based on a Schedule 13G/A filed by BlackRock Inc. on February 4, 2019, and the Schedule indicates sole power to vote 2,102,166 shares and sole power to dispose of 2,175,436 shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors on our Board will be not less than seven nor more than 25, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected. In accordance with the Bylaws, the size of the Board has been fixed at 13 members.

In the absence of any instructions to the contrary, proxies will be voted for the election of all 13 of the nominees listed in the table below. Should cumulative voting apply, the Proxy Holders may cumulate votes and allocate them in their discretion. If, at or before the time of the Annual Meeting, any of the nominees listed below becomes unavailable for any reason, the Proxy Holders have the discretion to vote for a substitute nominee or nominees. The Board currently knows of no reason why any nominee listed below is likely to become unavailable.

Director nominees will be elected by the affirmative vote of the majority of votes cast in the election of directors at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held, i.e. 13 seats. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the Board prior to each annual meeting upon the recommendation of the Nominating and Corporate Governance Committee. Nominations from shareholders must be made in accordance with the Bylaws, which generally require such nominations to be made in writing and not less than 50 nor more than 75 days before the first anniversary of the date of the distribution of the Company’s proxy statement for the last meeting of shareholders called for the election of directors.

A copy of the Bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, 300 SW Broad Street, Southern Pines, North Carolina 28387, Attention: Elizabeth B. Bostian, Secretary.

The Company’s Bylaws state that a nominee will be ineligible to stand for election as a director after he or she has attained the age of 72, absent specific approval of an exception by the Board. All of the nominees are less than 72 years of age, other than Thomas F. Phillips, for whom the Board has approved an exception to the foregoing age restriction until age 75.

See also the section below entitled “Corporate Governance Policies and Practices - Director Nomination Process”.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Except as otherwise noted below, the following table sets forth certain information as of December 31, 2018, with respect to the Company's current directors, the 13 nominees for election to the Board of Directors and the executive officers of the Company.

The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)**	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees

Richard H. Moore (58)	CEO (D) (N)	150,601	(2)	—	150,601	*
Michael G. Mayer (59)	President of the Company; President and CEO of First Bank(D) (N)	29,430	(3)	—	29,430	*
Donald H. Allred (72)	(D)	5,166	(4)	—	5,166	*
Daniel T. Blue, Jr. (69)	(D) (N)	14,895		—	14,895	*
Mary Clara Capel (60)	(D) (N)	13,758		—	13,758	*
James C. Crawford, III (62)	(D) (N)	77,584	(5)	—	77,584	*
Suzanne S. DeFerie (62)	(D) (N)	139,716	(6)	—	139,716	*
Abby J. Donnelly (56)	(D) (N)	3,110	(7)	—	3,110	*
John B. Gould (66)	(D) (N)	38,408	(8)	—	38,408	*
Thomas F. Phillips (73)	(D) (N)	84,112	(9)	2,250	86,362	*
O. Temple Sloan, III (58)	(D) (N)	9,430		—	9,430	*
Frederick L. Taylor, II (49)	(D) (N)	28,252		2,250	30,502	*
Virginia C. Thomasson (67)	(D) (N)	26,164		2,250	28,414	*
Dennis A. Wicker (66)	(D) (N)	36,697	(10)	—	36,697	*

Non-Director Executive Officer

Eric P. Credle (50)	Executive Vice President & Chief Financial Officer	39,646	(11)	—	39,646	*

Directors/Nominees and Non-Director Executive Officer as a Group (15 persons)		696,969	(12)	6,750	703,719	2.37%

*	Indicates beneficial ownership of less than 1% of the issued and outstanding shares.
**	Ages as of April 1, 2019.

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The “Number of Shares Owned” in the table above includes executive officers’ reported shares in our 401(k) defined contribution plan, which are voted by the plan trustee and not by the executive for whom such shares are listed.
(2)	Mr. Moore’s shares also include 7,467 shares held in the 401(k) defined contribution plan.
(3)	Mr. Mayer’s shares include 1,119 shares held in the 401(k) defined contribution plan.

(4)	Mr. Allred also holds 9,797 shares in a Rabbi Trust related to director fees accumulated during his service as a director of Carolina Bank Holdings, Inc. (acquired by the Company in 2017). In accordance with the Company’s retirement policy for directors, Mr. Allred is retiring from the Board at the Annual Meeting.
(5)	Mr. Crawford’s shares include 8,325 shares held by his spouse and 6,600 shares held jointly with his children.
(6)	Ms. DeFerie’s shares include 7,200 shares held by her spouse and 734 shares held in the 401(k) defined contribution plan.
(7)	Ms. Donnelly also holds 5,184 shares in a Rabbi Trust for director fees accumulated during her service as a director of Carolina Bank Holdings, Inc.
(8)	Mr. Gould’s shares include 2,301 shares held by his spouse.
(9)	Mr. Phillips’ shares include 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.
(10)	Mr. Wicker’s shares include 5,000 shares held by his spouse.
(11)	Mr. Credle’s shares include 10,462 shares held in the 401(k) defined contribution plan.
(12)	The number of shares held by directors, nominees, and non-director executive officer includes 53,390 shares that have been pledged as collateral by these persons for loans received from the Company’s banking subsidiary, First Bank, and other financial institutions, as follows: Mr. Phillips – 32,976 shares; and Mr. Credle – 20,414 shares.

Director Nominees

Daniel T. Blue, Jr., 69, is the managing partner of Blue LLP, a law firm located in Raleigh, NC, where he has been an attorney since 1973. In 1980, Mr. Blue was elected to the North Carolina House of Representatives and was re-elected 12 times. From 1991 to 1995, Mr. Blue was twice elected Speaker of the North Carolina House of Representatives. Mr. Blue currently serves in the North Carolina Senate, representing Wake County, and was elected in March 2014 as the Senate Minority Leader. Mr. Blue is a past Chair of the Board of Trustees of Duke University. He is a former member of the Duke University Health System and a former director of Duke University Management Company. Mr. Blue has been a director of the Company and First Bank since 2010.

Mr. Blue has an extensive background in law and public service, and has skills related to executive decision making, as well as oversight, governance and management of large organizations.

Mary Clara Capel, 60, is a former member of senior management as the director of administration and marketing at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, NC, where she was employed from 1981 until her retirement in September 2017. She is a past member of the North Carolina Banking Commission and has attended the North Carolina Bank Directors’ College. Ms. Capel has been a director of the Company and First Bank since 2005. Ms. Capel is the immediate past chairman of the Board of Directors.

Ms. Capel brings business executive decision making and oversight skills as a result of her 36 years of experience with a third-generation family business, which has grown from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.

James C. Crawford, III, 62, served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, SC, from 1992 until its acquisition by the Company in April 2008. Mr. Crawford is the retired Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain. He has been a director of the Company and First Bank since 2008. Mr. Crawford is the current chairman of the Board of Directors and the Board of Directors of First Bank.

Mr. Crawford brings extensive experience with accounting and finance, as well as oversight and management of multiple businesses.

Suzanne S. DeFerie, 62, was named Executive Vice President and Regional President for the Asheville Region of First Bank upon the merger of ASB Bancorp with the Company in October 2017. She served as the President and Chief Executive Officer of ASB Bancorp and Asheville Savings Bank, its banking subsidiary, from 2008 until ASB Bancorp’s merger with the Company. Ms. DeFerie holds a CPA license and is active in the banking industry and the Asheville community, currently serving roles with the Federal Home Loan Bank of Atlanta, Mission Health System, Asheville Area Chamber of Commerce, and the United Way of Asheville and Buncombe County.

Ms. DeFerie brings extensive experience in the banking and finance industry and has held numerous leadership positions throughout her professional and volunteer career.

Abby J. Donnelly, 56, is founder and Chief Executive Officer of The Leadership & Legacy Group, a consulting practice in leadership development and executive succession. She is the internationally recognized author of Networking Works!, a workbook and training curriculum on building strong business relationships. Ms. Donnelly served as a director of Carolina Bank Holdings, Inc. (“CBHI”) from 2014 until its merger with the Company in 2017, at which time she joined the Board of Directors. Ms. Donnelly has been active in volunteering and serving in many leadership roles in various civic organizations in the Greensboro area. She has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.

Ms. Donnelly brings to our Board business leadership, innovation, executive decision making and oversight skills as a result of her work history, community leadership and ownership of a business.

John B. Gould, 66, has served as President of Cason Companies, Inc., a family-owned business, since 1976 and has been instrumental in the mergers and acquisitions that have grown and diversified the business over more than 40 years. He has served as the Vice Chairman of the ASB Bancorp Board, as well as past Chairman of the Henderson County Chamber of Commerce and the Henderson County Partnership for Economic Development. He is the current Chairman of the Board of Trustees of Blue Ridge Community College, and he also serves on the UNC Healthcare - Pardee Hospital Board of Directors. He joined our Board upon the merger of ASB Bancorp with the Company in 2017.

Mr. Gould is deeply active in his community and brings decades of business, banking and directorial experience to the Company.

Michael G. Mayer, 59, was named the President of First Bank effective in March 2014, was appointed as a director of First Bank in October 2014, and was named the Chief Executive Officer of First Bank in February 2017. Mr. Mayer was named the President of the Company in February 2016 and was appointed to the Board of Directors in February 2017. Prior to joining the Company, Mr. Mayer served as Chief Executive Officer of 1st Financial Services Corporation, the parent company of Mountain 1st Bank & Trust, a position he held from January 2010 until 1st Financial Services Corporation’s acquisition in January 2014. He previously served as President and Chief Executive Officer of Carolina Commerce Bank from 2009 until 2010 and Colony Signature Bank (In Organization) from 2007 to 2009, and has held various senior banking positions over his 30 year banking career.

Mr. Mayer has had an extensive career in the banking industry and brings experience, leadership, and managerial skills as a result of his work history.

Richard H. Moore, 58, was named as President and Chief Executive Officer of the Company in June 2012. Prior to joining the Company, he served as a managing director of San Diego-based Relational Investors LLC. Prior to joining Relational Investors, Mr. Moore served two terms as State Treasurer of North Carolina and for four years as the Secretary of Crime Control and Public Safety. Mr. Moore also served as Chair of the North Carolina State Banking Commission for eight years. Mr. Moore serves on numerous New York Stock Exchange boards and committees and is the past chair of the NYSE Regulation Board of Directors. Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years. Mr. Moore is a former trustee of Wake Forest University and served on its Investment Committee. Mr. Moore has been a director of the Company and First Bank since 2010.

Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.

Thomas F. Phillips, 73, is a retired automobile dealer. He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000. Mr. Phillips has served as a director of the Company and First Bank since 2000 and is a former chairman of both boards of directors.

Mr. Phillips brings over 30 years of financial experience. He also has extensive skills in accounting, finance and risk management.

O. Temple Sloan, III, 58, is the former Chief Executive Officer and President of General Parts, Inc. (“GPI”), the largest privately-owned auto parts supplier in the United States, which owned and operated more than 3,100 CARQUEST Auto Parts stores and over 80 WORLDPAC branches in the United States, Canada and Puerto Rico. Prior to GPI’s acquisition by Advance Auto Parts, Inc., Mr. Sloan served as President and Chief Executive Officer of GPI from 2008 to January of 2014 and as President of GPI from 2001 to 2008. Mr. Sloan is currently a director of Golden Corral Corporation, and previously served as a director of Advance Auto Parts, Inc. and Car Care Council. He is currently a member of The University of North Carolina Board of Governors, and is a former member of the Board of Trustees of Northwood University.

Mr. Sloan brings to the Company business leadership, innovation, executive decision making and oversight skills as a result of 30 years of experience in a commercial business.

Frederick L. Taylor, II, 49, is President of Troy Lumber Company, located in Troy, NC, where he has been employed since 1992. Mr. Taylor has been a director of the Company and First Bank since 2005.

Mr. Taylor brings business-building skills and experience to the Company. Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Virginia Thomasson, 67, is a Certified Public Accountant with the firm Brownback & Thomasson CPAs, PLLC, located in Southern Pines, NC, where she is a partner. She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000. Ms. Thomasson has served as a director of the Company and First Bank since 2000. Ms. Thomasson has been designated as an “audit committee financial expert” in accordance with SEC regulations.

Ms. Thomasson brings to the Company experience and skills in public accounting and over 20 years of financial industry experience.

Dennis A. Wicker, 66, is a partner in the law firm Nelson Mullins Riley and Scarborough, LLP, located in Raleigh, NC, a position he has held since 2009. From 2008 to 2009, Mr. Wicker was a shareholder and a member of the Executive Committee of the law firm of SZD Wicker, LPA, and from 2001 to 2008 he was a partner in the law firm of Helms, Mulliss & Wicker, LLP. Mr. Wicker served in the North Carolina General Assembly from 1981 to 1993, the last four years as House Majority Leader, and he served as Lieutenant Governor of North Carolina from 1993 to 2001. Mr. Wicker has been a director of the Company and First Bank since 2001. Mr. Wicker currently serves as a director of Coca Cola Bottling Company Consolidated and previously served as a director of Air T, Inc.

Mr. Wicker has an extensive background in law and public service and brings to the Company executive decision making, governance and risk assessment skills.

Executive Officers

In addition to Mr. Mayer and Mr. Moore:

Eric P. Credle, 50, is an Executive Vice President of the Company and First Bank and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established four standing committees: the Executive and Loan Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, the Board of Directors may establish other committees from time to time for specific purposes. The following table presents the 2018 membership of the four standing committees. The chair of each Committee is identified with a “(c)”.

	Executive and Loan Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Donald H. Allred	X	X	X	X
Daniel T. Blue, Jr.	X	X	X	X
Mary Clara Capel	X	X	X	X
James C. Crawford, III	X (c)	X	X (c)	X (c)
Suzanne S. DeFerie
Abby J. Donnelly	X	X	X	X
John B. Gould	X	X	X	X
Michael G. Mayer
Richard H. Moore
Thomas F. Phillips	X	X	X	X
O. Temple Sloan, III	X	X	X	X
Frederick L. Taylor, II	X	X	X	X
Virginia C. Thomasson	X	X (c)	X	X
Dennis A. Wicker	X		X	X

Executive and Loan Committee

The Executive and Loan Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board, except those duties and authorities exclusively reserved to the Board by applicable law. The Executive and Loan Committee also serves as Loan Committee for First Bank. The Executive and Loan Committee held 12 meetings during 2018.

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors. The Audit Committee reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls. The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board. All of the current members of the Audit Committee are independent, as defined under the rules of The Nasdaq Stock Market (“NASDAQ”) and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations. The Audit Committee held six meetings during 2018.

The Audit Committee reviews and ratifies its charter on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.”

Compensation Committee

Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Committee also administers the Company’s equity compensation plans. Each of the current members of this Committee is independent under the rules of NASDAQ and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Committee held four meetings during 2018.

The Compensation Committee reviews and ratifies its charter on an annual basis. The Compensation Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become Board members, determining the composition of the Board and its committees, and developing and implementing the Company’s corporate governance guidelines. The Committee will consider shareholder nominees for Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above. The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors. Each of the current members of this Committee is independent as defined by the rules of NASDAQ and the Company’s Corporate Governance Guidelines. The Committee held two meetings during 2018.

The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.”

Attendance

The Board of Directors held eight meetings during 2018. All of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board and the standing committees on which they served during the period they were directors and members of such Committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the Board and management with those of the Company’s shareholders, and promote the highest ethical conduct among directors and employees (“Corporate Governance Guidelines”). Highlights of the Corporate Governance Guidelines are described below.

Director Independence

The Board of Directors believes that a substantial majority of the Board should consist of directors who are independent under the rules of NASDAQ and the Exchange Act, and as further defined in our Corporate Governance Guidelines. The Board of Directors makes an annual determination regarding the independence of each director. The Board last made these determinations for each member of the Board in February 2019, based on the review of director questionnaires designed to elicit information regarding independence. The Board has determined that 11 of its 14 current directors are independent as contemplated under the rules of NASDAQ, applicable provisions of the Exchange Act and our Corporate Governance Guidelines. The individuals who are not independent are Ms. DeFerie, Mr. Moore and Mr. Mayer because they are current employees of the Company.

Annual Director Re-Election

Since the Company’s inception, its Bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting. The Board believes that this policy allows for shareholders to hold directors more directly accountable for corporate performance compared to the staggered board structure in use at many public companies, which permits directors to hold their positions for several years without re-election.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect our shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. Although not required by the Bylaws, the Board has historically believed, and continues to believe, that this objective is facilitated by separating the offices of Chair of the Board of Directors and Chief Executive Officer. The Chair of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

The Board’s Role in Risk Oversight

The Board believes that each director has a fiduciary duty to monitor and assist in managing risks faced by the Company. At a minimum, this requires our directors to actively engage in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board and the Audit Committee through reviews of the Company’s and First Bank’s compliance with banking laws and regulations and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the Board of Directors, we do not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which its members have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Company’s and Bank’s exposure to fraud and internal control risk. Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below. See “Compensation Committee Report” on page 22.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present. At these meetings, the independent directors discuss strategic or other key issues regarding the Company. Two of these executive sessions were held in 2018.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending nominees for election to the Board. The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes. In addition to requiring that each director possess the highest integrity and character, the Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the market areas of First Bank, independence as defined by the various applicable laws and rules, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates. The Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters. When the Nominating and Corporate Governance Committee is considering current Board members to recommend for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director. However, the Committee values the diversity on our current Board and is generally cognizant of the benefits of a diverse board.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Committee also will consider recommendations by shareholders of qualified director candidates for possible nomination to the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 300 SW Broad Street, Southern Pines, North Carolina 28387. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s Bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that shareholders comply with the advance notice requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Board of Directors has adopted a stock ownership policy for members of the Board. This policy requires that any nominee for the Board must either own, or commit to acquire, common stock of the Company with a monetary value at least equal to five times the cash value of annual director compensation. Newly elected directors have until January 1st of the third year following the date of their election to satisfy this minimum stock ownership requirement. Once the minimum ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below the minimum threshold. All current directors and nominees are currently in compliance with the policy. The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interests with those of our shareholders.

Mandatory Retirement

The Bylaws state that a nominee will be ineligible to stand for election as a director after he or she has attained the age of 72, absent specific approval of an exception by the Board. All of the nominees are less than 72 years of age, other than Thomas F. Phillips, for whom the Board has approved of an exception to the foregoing age restrictions.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and our shareholders and other interested parties. Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors

300 SW Broad Street

Southern Pines, North Carolina 28387

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee

300 SW Broad Street

Southern Pines, North Carolina 28387

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Annual Meeting of Shareholders. All members of the Board attended the Company’s 2018 annual meeting of shareholders with the exception of Temple Sloan III.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to the Company’s directors and employees, including the Chief Executive Officer, President, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Ethics. The Code of Ethics is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.” Any amendments or waivers to the Code of Ethics will be disclosed in the same location on the Company’s website.

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors. The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the 13 nominees as directors. Unless indicated to the contrary, proxies will be voted “FOR” the 13 nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our other most highly compensated executive officer (together, the “NEOs”). As discussed below, the compensation policies relating to our Chief Executive Officer (“CEO”) are discussed separately in cases where the policies differ materially for our other two named executive officers (“Other NEOs”). Our discussion focuses on compensation and practices relating to 2018, our most recently completed fiscal year.

Structure and Role of the Compensation Committee

The Board’s Compensation Committee consists entirely of independent directors. It operates under a written charter that the Board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the Company’s overall compensation practices as they relate to the Company’s risks;
•	reviewing the performance of our CEO;
•	determining, or recommending to the Board for its determination, the CEO’s compensation, including salary, bonus, incentive and equity compensation;
•	reviewing and approving the CEO’s recommendations about the compensation of our Other NEOs;
•	recommending to the Board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the Board;
•	recommending to the Board any discretionary 401(k) contributions;
•	recommending director compensation to the Board;
•	approving any equity compensation grants;
•	approving employment or other agreements with the Company’s executive officers; and
•	reviewing the Company’s compliance with legal and regulatory requirements related to compensation arrangements or practices.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

Our compensation program seeks to reward our executives’ contributions to corporate performance, including contributions of leadership, effort, creative ideas, industry and operational knowledge, and ethical behavior, all in pursuit of increasing shareholder value. The Committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial services companies. While that is our general philosophy, we may position a base salary in the upper quartile of the market due to experience, performance, or competitive situations. Also, we provide incentives that may result in compensation reaching the upper quartile of the market when performance exceeds targets.

Because the Compensation Committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the Compensation Committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives. In these engagements, the Committee instructs the consultant to compare our compensation practices and compensation levels to those of a peer group of similarly situated financial services companies. The consultant then provides the Committee with analyses and recommendations.

In February 2018, the Compensation Committee engaged and met with Pearl Meyer & Partners (“Pearl Meyer”) to review and advise the Committee on executive compensation matters. At this meeting, Pearl Meyer presented the Committee with its findings, which it based on a study of 2016 data (the most recent data then available).

The Pearl Meyer analysis compared the compensation of our NEOs to a representative sample of 20 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

• Ameris Bancorp	• Republic Bancorp, Inc.
• Bryn Mawr Bank Corporation	• S&T Bancorp
• CenterState Banks, Inc.	• Sandy Spring Bancorp, Inc.
• City Holding Company	• Seacoast Banking Corporation of Florida
• Community Trust Bancorp, Inc.	• ServisFirst Bancshares, Inc.
• FB Financial Corporation	• State Bank Financial Corporation
• Fidelity Southern Corporation	• Stock Yards Bancorp, Inc.
• First Commonwealth Financial Corp.	• TowneBank
• Franklin Financial Network, Inc.	• TriState Capital Holdings, Inc.
• HomeTrust Bancshares, Inc.	• Univest Corporation of Pennsylvania

The results of the analyses were considered by the Compensation Committee in determining the appropriate components and amounts of executive compensation, as described below.

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary;
•	Annual cash incentives;
•	Equity grants;
•	Benefits; and
•	Post-termination compensation.

In the information that follows, we discuss the compensation of our CEO and then we discuss the compensation of our Other NEOs.

Compensation of Richard H. Moore, Chief Executive Officer

Base Salary – Mr. Moore’s base salary for 2018 was $400,000, which was unchanged from 2017. Prior to 2017, Mr. Moore’s base salary was $525,000. In February 2017, the Compensation Committee met with Pearl Meyer and reviewed the evolving roles of Mr. Moore and Mr. Mayer whereby Mr. Mayer had assumed the responsibility for more of the day-to-day operations of the Company and First Bank, while Mr. Moore’s focused more on the strategic aspects of the business. Based on this review and recommendations from Pearl Meyer, the Committee determined that Mr. Moore’s base salary would be reduced in 2017 to $400,000, but with an increase in his annual long-term equity grant (from 20% of salary to 50% of salary) that more directly aligned his compensation to the success of the Company. See additional discussion below. In February 2018, the Compensation Committee met again with Pearl Meyer and reviewed Mr. Moore’s compensation in comparison to the peer group noted above. Based on that comparison and recommendations from Pearl Meyer, the Committee determined that Mr. Moore’s base salary would remain at $400,000 for 2018, while further increasing his annual long-term equity grant to 100% of salary. This salary, along with the compensation elements discussed below, placed Mr. Moore at approximately the 50th percentile for the peer group.

Performance Incentive Plan – Mr. Moore’s employment agreement provides that he shall have the opportunity to earn an annual bonus based on the Company’s achievement of performance goals established by the Compensation Committee. Prior to 2017, the range of the potential bonus was $150,000-$600,000. In connection with the Pearl Meyer analysis discussed above, Mr. Moore’s employment agreement was amended in March 2017 to reduce the annual performance bonus to a range of $120,000-$480,000. The employment agreement provides that the bonus earned is to be paid 50% in cash and 50% in restricted stock, with the stock vesting annually, in one-third increments. If the Company achieves the “threshold” performance goals for a year, Mr. Moore earns a bonus with a value of $120,000; if the Company meets a higher “target” performance goal, he earns a bonus with a value of $240,000; and if the Company achieves a higher “maximum” performance goal, he earns a bonus with a value of $480,000. Where the Company’s performance falls between these levels, Mr. Moore’s bonus is calculated on the basis of straight line interpolation between the applicable performance goals. Payment of the bonus is also conditioned on the Company having achieved a satisfactory regulatory review as of such date as determined by the Board of Directors. Furthermore, any bonus is subject to clawback provisions that allow the Company to recoup the amounts paid if the Company is required to restate its financial statements within three years of the payment. The amount of any clawback is computed by calculating the difference in the award payment based on the restated financial statement amounts compared to the amounts that were used to calculate the initial award.

As noted above, the bonus for Mr. Moore is based on the Company’s attainment of performance goals. For 2018, the Compensation Committee determined that his goals would be consistent with the goals of the Other NEOs – for more detail, see discussion below as it relates to the Other NEOs. The Compensation Committee reviewed the Company’s performance for 2018 and determined that Mr. Moore’s payout according the formula noted above resulted in a bonus of $261,840. He was paid 50% of that amount in cash, which amounted to $130,920, and he was granted 3,498 shares of the Company’s restricted common stock, with a value of $130,920, which will vest in equal one-third increments on December 31, 2019, December 31, 2020 and December 31, 2021. Additionally, based on the Committee’s review of Mr. Moore’s other achievements and the Company’s performance in 2018, the Compensation Committee granted Mr. Moore an additional cash bonus of $150,000.

Long-Term Incentive Compensation – As discussed in more detail in the section below entitled “Equity Grants,” in July 2018, Mr. Moore and 13 other officers of the Company were granted shares of the Company’s restricted common stock in an effort to promote share ownership and management retention. The terms of the grants call for the shares to vest after three years on July 24, 2021.

Prior to 2017, Mr. Moore’s long-term incentive compensation grants had amounted to a value of 20% of his base salary. In connection with the Pearl Meyer analyses discussed above, the Compensation Committee increased this value to 50% of his base salary for 2017 and to 100% of his base salary for 2018. Accordingly, the Compensation Committee granted Mr. Moore 9,645 shares of restricted stock on July 24, 2018, which had a value of $400,000.

In addition to the financial terms discussed above, other provisions of Mr. Moore’s employment agreement are as follows:

•	One year term, automatically renews unless either party gives written notice of non-renewal;
•	A right to participate in Company benefit plans made available to other employees – see discussion of these benefits in the section below entitled “Other NEOs;”
•	Reimbursement of the costs of participation in the North Carolina State Health Plan;
•	Upon termination and the occurrence of certain events within 12 months of a change in control, the right to receive 2.99 times his base salary, continuation of health insurance reimbursements for 12 months, and vesting of any unvested long-term incentive compensation awards;
•	In the event of termination by the Company without “cause,” Mr. Moore’s long-term incentive compensation awards vest in full; and
•	For six months following termination of employment, Mr. Moore is subject to noncompetition and nonsolicitation restrictions.

Any long-term incentive compensation awards granted to by Mr. Moore are expected to be made pursuant to the Company’s 2014 Equity Plan, which has clawback provisions – see the section below entitled “Equity Grants.”

Changes for 2019

In February 2019, the Compensation Committee reviewed an updated Pearl Meyer compensation study, discussed on the next page. This study indicated that Mr. Moore’s total compensation was below the competitive range relative to the Chief Executive Officer position. The Committee balanced that finding by noting the transition of many of the day-to-day responsibilities to Mr. Mayer that occurred in 2017 and that the shift has continued. Based on their review, the Compensation Committee determined that each of Mr. Moore’s primary compensation elements discussed above would remain unchanged for 2019.

Compensation of Other NEOs

Base Salary. We pay each of our Other NEOs a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention. The Compensation Committee intends that our Other NEOs’ base salaries will provide them with a competitive baseline level of compensation commensurate with their individual experience, performance and scope of responsibility. An important aspect of base salary is the ability of the Compensation Committee, the Board and the CEO (in the case of Other NEOs’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie incentive and long-term compensation to an officer’s base salary. For example, awards under our annual bonus plan (the “Annual Incentive Plan”), are denominated as a percentage of base salary.

In February 2018, the Compensation Committee reviewed the Pearl Meyer analyses discussed previously. For Mr. Mayer, it was determined that in light of his performance and continued assumption of leading the day-to-day operations of the Company and First Bank, his salary for 2018 would be increased from $450,000 to $500,000. This salary, along with Mr. Mayer’s other compensation elements, was determined to provide total compensation between the 75th and 100th percentile compared to those in the peer group with the title of chief operating officer or president and was in approximately the 50th percentile for chief executive officers. For Mr. Credle, it was initially determined that his salary would remain unchanged for 2018 at $335,000. This salary, along with Mr. Credle’s other compensation elements, was determined to provide total compensation in approximately the 50th percentile compared to the peer group of chief financial officers. At a subsequent performance review held in late March 2018, Mr. Credle’s salary was increased to $350,000, which was ratified by the Compensation Committee.

In order to set salaries for the NEOs for 2019, the Compensation Committee again engaged Pearl Meyer to provide analyses and recommendations. In February 2019, Pearl Meyer presented the Committee with its findings, which it based on a study of 2017 proxy data (the most recent data then available).

The Pearl Meyer analyses compared the compensation of our Other NEOs to a representative sample of 20 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

• Carolina Financial Corporation	• Park National Corporation
• Eagle Bancorp, Inc.	• Peoples Bancorp
• City Holding Company	• Republic Bancorp, Inc.
• Community Trust Bancorp, Inc.	• S&T Bancorp
• FB Financial Corporation	• Sandy Spring Bancorp, Inc.
• First Commonwealth Financial Corp.	• Seacoast Banking Corporation of Florida
• Franklin Financial Network, Inc.	• ServisFirst Bancshares, Inc.
• HomeTrust Bancshares, Inc.	• Republic Bancorp, Inc.
• Mercantile Bank Holding Corp.	• TriState Capital Holdings, Inc.
• Park National Corporation	• Univest Corporation of Pennsylvania

Based on the Pearl Meyer analyses, the Compensation Committee made the following determinations for our Other NEOs for 2019:

•	For Mr. Mayer, it was determined that in light of his performance and continued assumption of leading the day-to-day operations of the Company and First Bank, his salary for 2019 would be increased from $500,000 to $550,000. This salary, along with Mr. Mayer’s other compensation elements (including the adjustments discussed below), was determined to provide total compensation between the 75th and 100th percentile compared to those in the peer group with the title of chief operating officer or president and was in approximately the 50th percentile for chief executive officers.

•	For Mr. Credle, it was determined that his salary would increase from $350,000 to $367,500. This salary, along with Mr. Credle’s other compensation elements, was determined to provide total compensation in approximately the 50th percentile compared to the peer group of chief financial officers.

Annual Incentive Plan. The Compensation Committee designed our Annual Incentive Plan to provide our Other NEOs with the opportunity to earn an annual cash and/or stock bonus if the Company achieves certain performance goals. The Committee and the Board believe that a meaningful amount of each of our Other NEOs annual compensation should be tied to the Company’s performance. The Committee believes this structure reflects a proper balance of compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive based on the Company’s performance. Amounts of annual incentive earned were included in the Pearl Meyer analyses described above, which the Committee considers in determining the appropriateness of amounts of annual incentive awards that are able to be earned by our NEOs.

Our Annual Incentive Plan pays cash and/or stock bonuses within the first 75 days of each year based on the Company’s performance in the prior year. Each participant’s total possible bonus is based on a target bonus percentage set for each participant. The plan uses multiple performance measures to determine the amount of each participant’s total bonus. The Committee assigns a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure. The Committee also sets threshold, target and maximum performance levels for each measure. If we do not achieve the threshold performance level, participants earn no bonus for that measure. Participants earn 50% of their target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 150% if we achieve or exceed the maximum level.

Based on the February 2017 Pearl Meyer study, the Compensation Committee set Mr. Mayer’s target bonus percentage at 40% of his base salary and Mr. Credle’s target bonus percentage at 35% of his base salary, and these percentages remained the same for 2018.

In order to determine each officer’s cash bonus, the target bonus percentage noted above for each Other NEO (40% for Mr. Mayer and 35% for Mr. Credle) is multiplied by the executive’s base salary, which is then multiplied by the sum of the performance percentages earned. Bonuses are directly proportional to performance between any of these set points. Thus, an executive’s actual bonus could range from 0% to 150% of the executive’s target bonus percentage.

The Annual Incentive Plan includes clawback provisions that allow the Company to recoup amounts paid to designated employees under the plan if the Company is required to restate its financial statements. The amount of any clawback is computed by calculating the difference in the award payment based on the restated financial statement amounts compared to the amounts that were used to calculate the initial award. Each of our Other NEOs are designated employees under this provision.

The following table shows the thresholds, targets, maximums, and weightings for each performance goal that the Committee approved for 2018 for the Company’s officers (other than those classified as regional, line of business, or branch officers) and the performance percentages that resulted from the actual results:

	Measurement	Threshold	Target	Maximum	Weight	Actual for 2018	Performance Percentage
1	Earnings Per Share - Basic	$2.22	$2.61	$3.92	50%	$3.01	57.7%
2	Loan Growth	5.20%	6.10%	12.30%	20%	5.11%	10.0%	*
3	Deposit Growth	5.10%	5.90%	11.90%	20%	5.73%	17.8%
4	Efficiency Ratio	63.6%	59.9%	55.3%	10%	55.2%	13.0%
					100%		98.5%

* See discussion below

We selected each of the above goals for our executive officer compensation because we use those same types of goals for our branch employees and we desire to have the interests of our executive officers aligned as much as possible with our employees in the field. The following includes some of the specific reasons we selected each goal:

(1)	Earnings Per Share – Basic – A direct profitability measure.
(2)	Loan Growth – Impacts the profitability and franchise value of the Company. As noted in the table above, the actual loan growth of 5.11% for 2018 was slightly below the threshold of 5.20%. The Compensation Committee noted that the shortfall amounted to approximately $3.5 million, a small amount in relation to the overall growth goal. The Committee also noted that certain strategic decisions may have impacted loan growth, such as an emphasis on net interest spreads and a desire to shift certain loan concentrations. In light of the factors considered, the Committee decided that the loan growth goal would be deemed to have been met at the threshold level.
(3)	Deposit Growth – Funds future growth, impacts the profitability and franchise value of the Company.
(4)	Efficiency Ratio – Impacts the profitability of the Company. We calculate the efficiency ratio as follows:

Tax Equivalent Net Interest Income, excluding Loan Discount Accretion + Noninterest Income, excluding Foreclosed Property Gains/Losses and Other Gains/Losses

Divided by Noninterest Expenses, excluding Intangibles Amortization and Merger Expenses

Each of the excluded items noted above are excluded because they are beyond the control of management.

In addition to the goals noted above, the Compensation Committee also set two triggers that the Company must meet for any of the above-described bonuses to be paid. In other words, if the Company did not achieve both triggers, no bonuses would be paid to our Other NEOs no matter what the results were for the four goals noted above. The two triggers were:

•	The Committee’s determination that the results of the annual safety and soundness exam of First Bank performed by regulatory authorities were satisfactory; and
•	The Company’s earnings per share had to exceed $1.72, which was approximately two-thirds of the budgeted goal.

As shown above, the 2018 total payout percentage according to the terms of the Annual Incentive Plan was 98.5% and the Committee determined that the two triggers were achieved.

Accordingly, the following table illustrates how each Other NEO’s incentive bonus for 2018 was calculated.

Other NEO	(A) 2018 Salary ($)	(B) Target Bonus Percentage	(C) Performance Percentage	(A times B times C) Value of Incentive Plan Compensation ($)
Michael G. Mayer	500,000	40.0%	98.5%	197,000
Eric P. Credle	350,000	35.0%	98.5%	120,663

At the Compensation Committee meeting held in February of 2018, the Committee determined that, consistent with the practices followed in recent prior years, 13 senior members of the Company’s management team, including Mr. Mayer and Mr. Credle, would receive 50% of their 2018 bonus in cash and the other 50% in shares of restricted stock. The Committee determined that the stock would vest in one-third increments at December 31, 2018, December 31, 2019 and December 31, 2020. This determination was made in order to promote retention and share ownership among members of senior management. As a result, Mr. Mayer was granted 2,632 shares of stock with a value of $98,500, and Mr. Credle was granted 1,612 shares of stock with a value of $60,332, which represented the 50% stock component, and Mr. Mayer was paid $98,500 in cash and Mr. Credle was paid cash of $60,331, which represented the 50% cash component.

Additionally, based on the Committee’s review of Mr. Mayer’s other achievements and the Company’s performance for 2018, the Compensation Committee granted Mr. Mayer and Mr. Credle additional cash bonuses of $150,000 and $15,000, respectively.

Based on the February 2019 Pearl Meyer study discussed above, Mr. Mayer’s target bonus percentage was increased from 40% to 50% for 2019.

Equity Grants. As just discussed, during 2019 we made equity grants to Messrs. Moore, Mayer and Credle related to performance for 2018.

Additionally, in July 2018, in order to promote share ownership and management retention, and consistent with past consultations with our compensation consultant, the Compensation Committee granted shares of restricted common stock to 13 officers, including each of our Other NEOs. Mr. Mayer’s grant value had been previously set at 40% of his base salary and Mr. Credle’s grant had been set at 20% of his base salary, and these were the values used for the 2018 grant.

The shares vest three years from the date of grant, or on July 24, 2021. The following are the number of shares that were granted on July 24, 2018 to the Company Other NEOs, with the shares granted having a value equal to the respective percentage included above of the Other NEO’s annual base salary:

Mr. Mayer – 4,822 shares

Mr. Credle – 1,687 shares

Assuming acceptable financial performance, it is expected that similar grants will be made in 2019, except that based on the February 2019 Pearl Meyer study, Mr. Mayer’s grant value was increased from 40% to 50% of his base salary.

All equity grants currently made, including the grants just described, are under the Company’s 2014 Equity Plan. That plan has standard clawback provisions that provide that any compensation paid pursuant to the plan which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related implementing rules and regulations (“Dodd Frank Act”), will be subject to such deductions, recovery and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. Participants shall, upon written demand by the Company, promptly repay any such compensation or take such other action as the Company may require for compliance with these provisions.

Benefits. We provide a competitive benefits program for our NEOs, including our CEO. We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Retention and Retirement Arrangement	(1)
Supplemental Executive Retirement Plan	(2)	X
Perquisites	X	X	(6)
401(k) Plan	X	X	X
Defined Benefit Pension Plan	(3)	(3)	(3)
Health Insurance	X	X	X
Life Insurance (4)	X	X	X
Bank-Owned Life Insurance (5)	(5)	(5)
Disability Insurance	X	X	X

(1)	At its February 2018 meeting, the Compensation Committee approved the payment of a $1 million retention and retirement payment into a deferred compensation plan for Mr. Mayer. Mr. Mayer is able to invest the funds in a variety of investment options and assumes the risk of the investment. The amount in the plan will cliff vest at 100% in February 2023. The Compensation Committee approved the payment as a retention tool for Mr. Mayer and in recognition that Mr. Mayer will be approaching normal retirement age at the end of the five year period.
(2)	Mr. Credle is a participant in the Supplemental Executive Retirement Plan. Due to their hire dates, Mr. Moore and Mr. Mayer are not participants in the plan. As discussed below, we froze the benefits of this plan as of December 31, 2012 for all participants.
(3)	Our defined benefit pension plan covers all full-time employees hired on or before June 11, 2009. This plan was frozen as of December 31, 2012 for all participants, which means that no further benefits will be earned by participants. As discussed below, we also froze the benefits of our Supplemental Executive Retirement Plan as of that same date.
(4)	The Company provides life insurance through a group life insurance policy that includes each employee that is not covered by a bank-owned life insurance policy (discussed immediately below) and amounts to two times the employee’s base salary, subject to a cap of $300,000.
(5)	The Company has purchased single-premium bank-owned life insurance policies that insure the lives of approximately 80 employees of the Company. For participating employees, life insurance benefits are two times the employee’s salary with no cap. In the event of death while employed by the Company, all proceeds from the life insurance that exceed two times the employee’s base salary are payable to the Company.
(6)	All employees are eligible to receive discounted interest rates on credit cards and overdraft protection, as well as reduced origination fees on home loans.

Supplemental Executive Retirement Plan

We sponsor a Supplemental Executive Retirement Plan, or SERP, for the benefit of certain members of our senior management, including Mr. Credle. Due to their hire dates, Mr. Moore and Mr. Mayer are not participants in the SERP. The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation. The amount of a participant’s SERP benefit is reduced by (i) the amount payable under our qualified pension plan, and (ii) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design. At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives.

During 2012, we decided to offer a uniform set of retirement benefits that would be applicable to all employees and not just those that were hired after June 11, 2009 or those that had achieved a certain level within the Company. Accordingly, effective December 31, 2012, in addition to freezing the qualified defined benefit pension plan (as noted above), we also froze our SERP, which means that the participants in the SERP do not earn future benefits under the plan after that date. The SERP included a retention feature that penalized participants for leaving the company prior to age 65 by reducing their earned benefit in a graduated manner that resulted in a lower penalty for each year of continued service. For the purposes of this feature, all participants were assumed to have been terminated from the Company on December 31, 2018.

Perquisites

We provide only very limited perquisites. None of our NEOs received in excess of $10,000 in perquisites during 2018.

Post-Termination Compensation

Accelerated Vesting

Our 2014 Equity Plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our Company. We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

We have employment agreements with each of our Other NEOs. The employment agreement with our CEO has been previously described. See “Compensation of Richard H. Moore, Chief Executive Officer” above.

The Other NEOs employment agreements provide for one year terms that renew annually unless either party gives written notice of non-renewal. Each of these agreements provides for the payment of certain severance benefits to the executive upon termination of employment in certain circumstances, including following a change in the control of our Company. For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.” Each agreement also contains non-competition and confidentiality covenants that protect our Company if the executive leaves.

The objectives of the Other NEO employment agreements are as follows:

•	The noncompetition covenant protects us by preventing an executive from leaving our Company and immediately joining a competitor, which could result in the executive taking business away from us.
•	The confidentiality covenant protects us by preventing an executive from disclosing trade secrets or confidential information regarding our Company or our customers for five years after the executive leaves his employment with the Company.
•	The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The Compensation Committee and the Board believe the amount of the severance benefits potentially payable to the Other NEOs under these agreements is reasonable and consistent with industry standards.

The above discussion describes the five primary components of our executive compensation program. The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option. We do not “back-date” stock option grants. We do not have a policy or practice of making stock option grants during periods in which there is material nonpublic information about our Company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some NEOs.

Share Ownership Guidelines for Named Executive Officers

In February of 2015, the Compensation Committee adopted a Stock Ownership and Retention Policy. This Policy required the CEO to own shares of common stock of the Company with a value of at least two times his annual base salary and for all Other NEOs to own Company stock with a value equal to their base salary. In February 2019, the Compensation Committee increased the CEO’s stock ownership requirement to be at least three times the CEO’s salary. NEOs who have not met the ownership requirements within five years of being subject to the Policy (i.e. becoming an NEO) are subject to restrictions on future stock sales until they are in compliance with the Policy.

Additionally, in February 2017, the Compensation Committee modified the stock ownership guidelines for Mr. Moore and Mr. Mayer to require them to retain 50% of all shares of common stock they have been granted by the Company until retirement.

Consideration of Prior-Year Shareholder Advisory Vote

At the 2018 annual meeting of shareholders, on the proposal approving, on an advisory basis, the compensation paid to our NEOs as disclosed in the proxy statement for that annual meeting, 96% of the votes cast were cast in favor of the proposal. The Compensation Committee considered this high level of support as providing confirmation that the shareholders support our compensation policies and decisions for our NEOs, and determined that its approach to the 2019 compensation policies and decisions would remain generally consistent with the approach in 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Compensation Committee.

Donald H. Allred Daniel Blue, Jr. Mary Clara Capel James C. Crawford, III – Chair Abby J. Donnelly	John B. Gould Thomas F. Phillips O. Temple Sloan, III Frederick L. Taylor, II Virginia C. Thomasson Dennis A. Wicker

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs:

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compens- ation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard H. Moore	2018	400,000	150,000	530,920	—	130,920	—	20,777	1,232,617
Chief Executive Officer	2017	415,625	500,000	348,200	—	148,200	—	20,062	1,432,087
	2016	525,000	250,000	282,750	—	177,750	—	18,065	1,253,565

Michael G. Mayer	2018	487,500	150,000	298,500	—	98,500	—	26,362	1,060,862
President of the Company &	2017	446,875	250,000	279,450	—	99,450	—	21,725	1,097,500
First Bank, Chief Exeutive	2016	425,000	—	160,501	—	75,501	—	15,065	676,067
Officer of First Bank

Eric P. Credle	2018	346,250	15,000	130,332	—	60,331	29,000	20,699	601,612
Executive Vice President	2017	333,750	—	131,781	—	64,781	74,000	15,445	619,757
and Chief Financial Officer	2016	325,000	—	111,189	—	46,189	54,000	13,480	549,858

(1)	Mr. Moore and Mr. Mayer were each granted a $150,000 cash bonus and Mr. Credle was granted a $15,000 cash bonus, each in recognition of the Company’s performance and achievement of its goals during 2018. These bonuses were paid in February 2019.

(2)	The stock awards for 2018 relate to the following:
•	50% of the annual incentive award earned by each NEO. See the sections of the Compensation and Discussion Analysis above entitled “Performance Incentive Plan” for Mr. Moore and “Annual Incentive” for the Other NEOs.
•	Ownership and retention-based stock grants made July 24, 2018. See the section of the Compensation and Discussion Analysis above entitled “Equity Grants”

(3)	All amounts in this column were paid pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs. See the Compensation and Discussion Analysis above for further discussion.

(4)	The amounts in this column reflect the annual change in the total actuarial net present value of the NEOs’ accrued benefits under our pension plan and SERP. Mr. Moore and Mr. Mayer do not participate in these plans.

(5)	The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Dividends on Restricted Stock (1) ($)	Life Insurance (2) ($)	Total ($)

Richard H. Moore	2018	16,500	3,094	1,183	20,777
	2017	11,400	7,222	1,440	20,062
	2016	10,600	6,135	1,330	18,065

Michael G. Mayer	2018	16,500	6,290	3,572	26,362
	2017	15,150	3,827	2,748	21,725
	2016	10,600	1,977	2,488	15,065

Eric P. Credle	2018	16,500	3,466	733	20,699
	2017	12,076	2,743	626	15,445
	2016	10,600	2,297	583	13,480

(1)	The amounts in this column represent the amount of cash dividends earned on shares of unvested, restricted stock.
(2)	The amounts in the column represent the benefit associated with the life insurance provided by the bank-owned life insurance policies discussed in “Perquisites” in the Compensation Discussion and Analysis section above.

We have entered into employment agreements with eight of our officers, including each of the NEOs. Each employment agreement provides for post-termination benefits that we must pay in certain circumstances. See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

CEO Pay Ratio

The Compensation Committee monitors the relationship between the compensation of our executive officers and of our non-managerial employees.  We are disclosing below the ratio of the pay of our CEO to our median employee (pay ratio).  To determine the median employee, we considered 1,064 employees, which included all full-time and part-time employees, with the exception of the CEO as of December 31, 2018. We determined the median employee based on W-2 earnings for 2018. For employees hired during 2018, we converted their earnings to an annualized amount.

For purposes of determining the pay ratio, the total compensation of our CEO includes all compensation reported in the Summary Compensation Table.  The total compensation of the median employee was determined in the same manner as was used for the CEO in the Summary Compensation Table.

Pay Ratio:
Median Annual Total Compensation of All Employees:	$54,194
Total Annual Compensation of CEO:	$1,232,617
Pay Ratio:	22.7

Grants of Plan-Based Awards

The amounts shown in the table below relate to (i) the range of possible non-equity and equity payouts in 2019 for 2018 performance under the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for Other NEOs, and (ii) grants of stock made on July 24, 2018 to promote share ownership and management retention.

Under both incentive plans, we pay cash bonuses within the first 75 days following year end based on corporate performance in the preceding fiscal year. According to the Performance Incentive Plan, Mr. Moore’s bonus is payable in an equal mix of cash and restricted stock, while payments under the Annual Incentive Plan can be paid in cash or restricted stock or a mix of the two. In February 2018, the Compensation Committee determined that 13 members of senior management, including each NEO, would be paid their award in a mix of 50% cash and 50% restricted stock.

	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
(a)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Richard H. Moore	60,000	120,000	240,000	1,603	3,207	6,414	9,645	400,000

Michael G. Mayer	50,000	100,000	150,000	1,336	2,672	4,009	4,822	200,000

Eric P. Credle	30,625	61,250	91,875	818	1,637	2,455	1,687	70,000

(1)	These amounts represent ranges of the possible performance-based cash bonuses that could have been paid in 2019 based on 2018 performance pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs. See beginning on page 16 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore under his Performance Incentive Plan, and see beginning on page 18 for a discussion regarding the range of potential payouts for the Other NEOs and their payouts under the Annual Incentive Plan.
(2)	These amounts represent ranges of the possible performance-based equity grants that could have been made in 2019 based on 2018 performance pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs who were due to receive their payouts in a mix of cash and restricted stock. The number of shares shown is computed by dividing the value of the equity payout, which is the same as the value of the cash payout, by the closing price of the Company’s stock price on February 4, 2019, the last closing price of the stock when the grant was made. See beginning on page 16 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore under his Performance Incentive Plan, and see beginning on page 18 for a discussion regarding the range of potential payouts for the Other NEOs and their actual payouts under the Annual Incentive Plan.
(3)	The amounts in this column reflect the shares of the Company’s common stock that were granted to each NEO on July 24, 2018 in order to promote share ownership and management retention. See pages 16 and 20 for additional discussion regarding these grants.
(4)	These amounts represent the value of the grants in column (i) based on the value of the Company’s common stock on the date of the grant of $41.47 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2018.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard H. Moore	8/30/2016 (1)					5,226	170,681
	2/7/2017 (2)							1,973	64,438
	7/25/2017 (3)					6,305	205,921
	2/6/2018 (4)							2,799	91,415
	7/24/2018 (5)					9,645	315,006

Michael G. Mayer	8/30/2016 (1)					4,230	138,152
	2/7/2017 (2)							838	27,369
	7/25/2017 (3)					5,674	185,313
	2/6/2018 (4)							1,878	61,335
	7/24/2018 (5)					4,822	157,487

Eric P. Credle	8/30/2016 (1)					3,235	105,655
	2/7/2017 (2)							512	16,722
	7/25/2017 (3)					2,112	68,978
	2/6/2018 (4)							1,224	39,976
	7/24/2018 (5)					1,687	55,097

(1)	These amounts relate to grants made in 2016 to promote share ownership and management retention. On August 30, 2016, each NEO was granted stock with a value of 20% of his annual base salary which resulted in the following grants: Mr. Moore – 5,226 shares, Mr. Mayer – 4,230 shares, and Mr. Credle – 3,235 shares. The terms for these awards called for vesting to occur on August 30, 2019.

(2)	These amounts relate to awards for 2016 performance. Mr. Moore was granted a total of 5,921 shares, Mr. Mayer was granted a total of 2,515 shares and Mr. Credle was granted a total of 1,538 shares. The terms for these awards called for vesting to occur in equal one-third increments on December 31, 2017, 2018 and 2019. Thus, one-third of the total award vested on December 31, 2017, another one-third vested on December 31, 2018, and the remaining amounts in these rows will vest on December 31, 2019.

(3)	These amounts relate to grants made in 2017 to promote share ownership and management retention. In July 2017, each NEO was granted stock with Mr. Moore receiving stock valued at 50% of his annual base salary, Mr. Mayer receiving stock valued at 40% of his annual base salary, and Mr. Credle receiving stock valued at 20% of his annual base salary, which resulted in the following grants: Mr. Moore – 6,305 shares, Mr. Mayer – 5,674 shares, and Mr. Credle – 2,112 shares. The terms for these awards called for vesting to occur on July 25, 2020.

(4)	These amounts relate to awards for 2017 performance. Mr. Moore was granted a total of 4,199 shares, Mr. Mayer was granted a total of 2,818 shares and Mr. Credle was granted a total of 1,836 shares. The terms for these awards called for vesting to occur in equal one-third increments on December 31, 2018, 2019 and 2020. Thus, one-third of the total award vested on December 31, 2018, and the amounts in these rows will vest equal increments on December 31, 2019 and 2020.

(5)	These amounts relate to grants made in 2018 to promote share ownership and management retention. In July 2018, each NEO was granted stock with Mr. Moore receiving stock valued at an amount equal to his annual base salary, Mr. Mayer receiving stock valued at 40% of his annual base salary, and Mr. Credle receiving stock valued at 20% of his annual base salary, which resulted in the following grants: Mr. Moore – 9,645 shares, Mr. Mayer – 4,822 shares, and Mr. Credle – 1,687 shares. The terms for these awards call for vesting to occur on July 24, 2021.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and the value realized on the date of exercise, as determined by the Company’s stock price on the date of exercise, and the number of shares of restricted stock that vested and the value realized on the date of vesting, as determined by the Company’s stock price at the close of business on the date the stock vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)

Richard H. Moore (1)			6,289	205,399

Michael G. Mayer (2)	—	—	3,256	106,341

Eric P. Credle (3)	6,270	151,546	1,980	64,667

(1)	Mr. Moore’s shares of stock that vested in 2018 related to three grants:

•	On February 23, 2016, Mr. Moore was granted 8,745 shares of stock related to 2015 performance, with vesting to occur in equal one-third increments on December 31, 2016, 2017, and 2018. Thus, the final third of the total grant, or 2,915 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $95,204.

•	On February 7, 2017, Mr. Moore was granted 6,305 shares of stock related to 2016 performance, with vesting to occur in equal one-third increments on December 31, 2017, 2018, and 2019. Thus, one-third of the total grant, or 1,974 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $64,471.

•	On February 6, 2018, Mr. Moore was granted 4,199 shares of stock related to 2017 performance, with vesting to occur in equal one-third increments on December 31, 2018, 2019, and 2020. Thus, the first one-third of the total grant, or 1,400 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $45,724.

(2)	Mr. Mayer’s shares of stock that vested in 2018 related to three grants:

•	On February 23, 2016, Mr. Mayer was granted 4,434 shares of stock related to 2015 performance, with vesting to occur in equal one-third increments on December 31, 2016, 2017, and 2018. Thus, the final third of the total grant, or 1,478 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $48,272.

•	On February 7, 2017, Mr. Mayer was granted 2,515 shares of stock related to 2016 performance, with vesting to occur in equal one-third increments on December 31, 2017, 2018, and 2019. Thus, one-third of the total grant, or 838 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $27,369.

•	On February 6, 2018, Mr. Mayer was granted 2,818 shares of stock related to 2017 performance, with vesting to occur in equal one-third increments on December 31, 2018, 2019, and 2020. Thus, the first one-third of the total grant, or 940 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $30,700.

(3)	Mr. Credle’s stock options that were exercised in 2018 related to a June 2008 stock option grant of 6,270 shares with an exercise price of $16.53. Mr. Credle exercised these options on May 17, 2018 when the Company’s stock price was $40.70 per share, thus resulting in a value of $151,546. Mr. Credle’s shares of stock that vested in 2018 related to three grants:

•	On February 23, 2016, Mr. Credle was granted 2,567 shares of stock related to 2015 performance, with vesting to occur in equal one-third increments on December 31, 2016, 2017, and 2018. Thus, the final third of the total grant, or 855 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $27,924.

•	On February 7, 2017, Mr. Credle was granted 1,538 shares of stock related to 2016 performance, with vesting to occur in equal one-third increments on December 31, 2016, 2017, and 2018. Thus, one-third of the total grant, or 513 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $16,755.

•	On February 6, 2018, Mr. Credle was granted 1,836 shares of stock related to 2017 performance, with vesting to occur in equal one-third increments on December 31, 2018, 2019, and 2020. Thus, the first one-third of the total grant, or 612 shares, vested on December 31, 2018, when the value of the Company stock was $32.66 per share, which resulted in a value realized on vesting of $19,988.

Pension Benefits

The following table shows information about the NEOs’ accrued benefits as of December 31, 2018 under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)
(a)	(b)	(c)	(d)

Richard H. Moore (1)	—	—	—

Michael G. Mayer (1)	—	—	—

Eric P. Credle	Qualified Plan	15	315,000
	SERP	15	184,000

(1)	Because of their hire dates and the Company’s freezing of the SERP and our defined benefit plan on December 31, 2012, Mr. Moore and Mr. Mayer are not participants in either plan.

(2)	The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions: The officer retires at age 65. At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2018. The lump sum is calculated using the 2013 IRS Fully Generational Mortality Table and is discounted to December 31, 2018 using a rate of return of 4.08% per year.

(3)	The number of years of credited service is different from Mr. Credle’s number of years of service because the number of years of credited service was capped when the Company froze both plans on December 31, 2012.

Pension Plan

Our tax-qualified pension plan covers all full-time employees hired on or before June 11, 2009 and provides each participant with an annual retirement benefit paid monthly in cash. Mr. Credle is the only NEO who participates in the plan. At normal retirement age of 65, this benefit is equal to the sum of:

(i)	0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and
(ii)	0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment. For purposes of this plan, “compensation” generally means base salary plus bonuses. However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan, and that amount has been taken into account in the amounts provided.

Each participant becomes fully vested in his or her plan benefits after five years of service. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust. Effective December 31, 2012, the Compensation Committee froze the benefits payable under the pension plan.

SERP

Our SERP is for the benefit of our senior management, including the NEOs (excluding Mr. Moore and Mr. Mayer, who based on their hire dates, are not participants). The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years). For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan. The amount of a participant’s SERP benefit is reduced by (i) the amount payable under our qualified pension plan, and (ii) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP. On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP. None of the NEOs has received any extra years of credited service under either plan.

Effective December 31, 2012, the Compensation Committee froze the benefits payable under the SERP, which means that participants in the SERP do not earn future benefits under the plan after that. The SERP included a retention feature that penalized participants for leaving the company prior to age 65 by reducing their earned benefit in a graduated manner that resulted in a lower penalty for each year of continued service. For the purposes of this feature, all participants were assumed to have been terminated from the Company on December 31, 2018.

Nonqualified Deferred Compensation

The Company offers a nonqualified deferred compensation plan to approximately 15 members of its senior management, whereby the participant can elect to contribute, on a tax-deferred basis, a portion of their salary and/or cash bonus into the plan. The plan allows the participant to invest the funds into a variety of mutual fund options. The plan allows for matching or discretionary contributions to be made by the Company, but none have been made. Distributions from the plan are based upon various options preselected by the participant in accordance with IRS 409A requirements.

Additionally, in February 2018, the Compensation Committee approved a $1 million retention and retirement payment that was paid into a deferred compensation plan for Mr. Mayer. Mr. Mayer is able to invest the funds in a variety of investment options and assumes the risk of the investment. The amount in the plan will cliff vest at 100% in February 2023. The amount also vests upon death or disability or termination within two years after a change in control. None of the earnings in the table below are included in the Summary Compensation Table, as they are not above-market or preferential.

	Executive Contributions in 2018	Registrant Contributions in 2018	Aggregate Earnings in 2018	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2018
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Richard H. Moore	—	—	—	—	—

Michael G. Mayer (1)	69,070	—	(3,891)	—	90,150

Michael G. Mayer (2)	—	1,000,000	16,476	—	1,016,476

Eric P. Credle (1)	44,342	—	(5,909)	—	58,233

____________

(1)	Relates to pretax salary and/or cash bonuses deferred into the plan by the participant described in the first paragraph above.

(2)	Relates to the retention and retirement benefit for Mr. Mayer described in the second paragraph above.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.

Employment Agreements

We are party to employment agreements with each of our NEOs. The term for all agreements is one year, and they automatically renew for an additional one year period on each anniversary date.

Under each of the employment agreements, if we terminate the executive without cause, we must pay the executive’s base salary for the greater of (i) the remainder of the agreement term, or (ii) three months for Mr. Moore and six months for all others. In addition, for Mr. Moore, we must reimburse him for the costs of his participation in the health plan of a previous employer for the same period of time as described in the preceding sentence.

The definition of “cause,” as provided in the agreement of each NEO, generally means an executive:

•	Gross negligence or willful misconduct,
•	Refusal to comply with policies, procedures, practices or directions, after notice and opportunity to cure within 15 days after such notice,
•	Commission of an act of dishonesty or moral turpitude,
•	Commission of a felony, or
•	Breach of the agreement.

Pursuant to these employment agreements, we have also agreed to pay a lump sum payment if employment ends due to a long-term disability. For Mr. Moore, the lump sum payment would equal three months of base salary. All other officers would receive a lump sum payment equal to the greater of (i) base salary for the remaining contractual term, or (ii) base salary for six months.

Each employment agreement also provides for severance payments to the executive if we terminate the employment within 12 months after a change in control without cause or if the executive terminates employment for “good reason” within 12 months after a change in control. For Mr. Moore, the amount of the severance payment is 2.99 times his base salary, and in addition the Company will reimburse Mr. Moore for the costs he incurs to participate in the health plan of a previous employer for 12 months. For Mr. Mayer and Mr. Credle, the amount of the severance payment is equal to 2.99 times the officer’s base salary as of the date of the change in control. Additionally, for Mr. Mayer and Mr. Credle, we would reimburse their COBRA health care premiums until the earliest of: (i) the 12 month anniversary of the last date of employment with the Company, (ii) the date the executive is no longer eligible to participate in COBRA coverage, and (iii) the date on which the executive becomes eligible to receive substantially similar coverage from another employer.

The definition of “good reason” in the agreement of each NEO is:

•	A material diminution in authority, duties, or responsibilities of such executive immediately prior to the change-in-control;
•	A material change in geographic location at which the executive must perform services; or
•	Any other action or inaction that constitutes a material breach of the agreement.

In order for the executive to be able to terminate for good reason, the executive must first provide notice to the Company of the condition within 30 days of the initial existence of such condition with no remedy to the condition being provided by the Company within 30 days of such notice.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities. In general, any change in control of our Company triggers the change in control provisions of the employment agreements. However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2018 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long- Term Disability ($) (2)	Change In Control ($) (3)

Richard H. Moore	Severance - Cash	—	271,415	100,000	1,208,108

Michael G. Mayer	Severance - Cash	—	250,000	250,000	1,501,989

Eric P. Credle	Severance - Cash	—	298,472	298,472	1,063,073

(1)	These amounts are equal to 1/12 of each NEO’s base salary as of December 31, 2018 multiplied by the greater of (i) the number of months remaining in his/her employment agreement term, or (ii) six months. Mr. Moore’s amount also includes the estimated health care cost reimbursement that the Company must pay him for that same time period, which is in accordance with the terms of his employment agreement.
(2)	For Mr. Moore, the amount in this column is three months of base salary. For Mr. Mayer, the amount is equal to six months of his base salary because that number of months is greater than the number of months remaining in his employment agreement as of December 31, 2018. For Mr. Credle, the amount is equal to approximately 10.25 months of base salary because that is the remaining term of his employment agreement as of December 31, 2018, and it is greater than six months.
(3)	For Mr. Moore, Mr. Mayer and Mr. Credle, the amount shown is equal to 2.99 times their annual base salary plus COBRA health care reimbursements for 12 months.

Our 2014 Equity Plan and the SERP have change in control provisions that, under certain circumstances, automatically vest all participants in the benefits of each plan in the event of a change in control of our Company. See “Outstanding Equity Awards at Fiscal Year End” for information about the equity awards that our NEOs held as of the end of 2018 that would be subject to accelerated vesting upon a change in control. See “Pension Benefits – SERP” for information about the NEO benefits that would be subject to accelerated vesting upon a change in control.

Mr. Mayer’s retirement and retention benefit that was contributed to a nonqualified deferred compensation plan in February 2018 has a change in control provision that provides for vesting in the event of Mr. Mayer’s termination within two years after a change in control of our Company or upon death or disability. See “Nonqualified Deferred Compensation” for more information about this arrangement.

The employment agreements also contain noncompetition, nonsolicitation and confidentiality covenants by the executives. The noncompetition and nonsolicitation covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our Company, which we call the restricted period;
•	soliciting or recruiting any of our employees during the restricted period; and
•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

For Mr. Moore, the restricted period is six months irrespective of the circumstances of termination and the restricted territory includes (i) the area having a 60-mile radius around the Company’s headquarters, (ii) any city, metropolitan area, county, or state in which Mr. Moore’s substantial services were provided, for which Mr. Moore had substantial responsibility, or in which Mr. Moore worked on Company projects, while employed by the Company, or (iii) any city, metropolitan area, county or state in which the Company is located or does or, during Mr. Moore’s employment with Company, did business.

For Mr. Mayer and Mr. Credle, the restricted period is six months irrespective of the circumstances of termination and the restricted territory is the area having a 60-mile radius around the location of the Company’s headquarters during the executive’s employment with the Company, and also includes a 25-mile radius of the location of any branch of First Bank.

The confidentiality covenants contained in each employment agreement prohibit the executive from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a defined term thereafter. The term of these covenants is for 15 years after termination for Mr. Moore, and five years for Mr. Mayer and Mr. Credle.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for directors based primarily on consultation with an outside consultant, who assists the Board in evaluating whether its members are receiving fair compensation for the services they perform. This evaluation is based primarily on a comparison to other financial services companies of a similar size.

At a Compensation Committee meeting held in February 2017, the Compensation Committee reviewed peer data for director compensation prepared by Pearl Meyer for the same 20 companies that were used at the time for NEO compensation comparison purposes. As a result of the analysis, the Compensation Committee set board fees, as follows, which remain unchanged for 2019:

•	Each non-employee director receives a base director fee of $32,000 in cash annually. In addition to the base fee, the Chair of the Company and First Bank is paid $17,500 annually, and the Chair of the Audit Committee is paid $10,000 annually.

•	Non-employee directors of the Company also participate in the Company’s 2014 Equity Plan. In June of each year, each non-employee director of the Company is expected to receive a grant of shares of common stock with a value of approximately $32,000.

Additional Fees

•	No additional fees are paid to directors for attending Board or Committee meetings.

•	Board members are permitted to also serve on First Bank’s local advisory boards and receive fees of $400 per year in connection with that service. Of the current board members, only Mr. Crawford serves on a local advisory board.

The following table sets forth compensation we paid to our directors in 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (1)	(e)	(f)	(g) (2)	(h)

Donald H. Allred	32,000	32,000	—	—	—	64,000
Daniel T. Blue, Jr.	32,000	32,000	—	—	—	64,000
Mary Clara Capel	32,000	32,000	—	—	—	64,000
James C. Crawford, III	49,500	32,000	—	—	400	81,900
Abby J. Donnelly	32,000	32,000	—	—	—	64,000
John B. Gould	32,000	32,000	—	—	—	64,000
Thomas F. Phillips	32,000	32,000	—	—	—	64,000
O. Temple Sloan, III	32,000	32,000	—	—	—	64,000
Frederick L. Taylor II	32,000	32,000	—	—	—	64,000
Virginia C. Thomasson	42,000	32,000	—	—	—	74,000
Dennis A. Wicker	32,000	32,000	—	—	—	64,000

(1)	On June 1, 2019, each non-employee director was granted 763 shares of common stock with no vesting requirements. The grant date fair value of each share of stock was $41.93.
(2)	The amount in the “All Other Compensation” column represents local advisory fees earned by Mr. Crawford.
(3)	Mr. Allred and Ms. Donnelly joined the Company’s Board on March 3, 2017 upon the Company’s acquisition of CBHI. The Company assumed a director’s deferred compensation plan from CBHI in which they both participated, which was funded with a Rabbi trust. The Rabbi trust held shares of CBHI stock that were converted into shares of Company stock in the acquisition. For the year ended December 31, 2018, Mr. Allred’s deferred compensation account decreased in value by $22,543 and Ms. Donnelly’s account decreased in value by $11,929.

The following table shows the number of stock options that each non-employee director held as of December 31, 2018:

Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Donald H. Allred	—
Daniel T. Blue, Jr.	—
Mary Clara Capel	—
James C. Crawford, III	—
Abby J. Donnelly	—
John B. Gould	—
Thomas F. Phillips	2,250
O. Temple Sloan, III	—
Frederick L. Taylor II	2,250
Virginia C. Thomasson	2,250
Dennis A. Wicker	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee in 2018 were Mr. Allred, Mr. Blue, Ms. Capel, Mr. Crawford III (Chair), Ms. Donnelly, Mr. Gould, Mr. Phillips, Mr. Sloan, Mr. Taylor II, Ms. Thomasson, and Mr. Wicker. None of these members has ever been an officer or employee of the Company. There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

Under the rules of the SEC, public companies such as the Company are required to disclose certain “related party transactions.”  These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a director, executive officer, or owner of more than 5% of our common stock has a direct or indirect material interest. In addition to the rules and regulations of the SEC, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank. The Company has established processes for reviewing and approving extensions of credit and other related party transactions. Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote. The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

The Company collects information about related party transactions from its officers and directors through annual questionnaires and when transactions or proposed transactions are reported throughout the year. Each director and officer agrees to abide by our Code of Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company (including First Bank) and an officer or director must be reported and must be approved by the Audit Committee or the Board if and when appropriate. The Code of Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company. The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions. The Audit Committee and the Board review and make determinations about related party transactions or other conflicts of interest as they arise. In addition, the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.

Certain of the directors, nominees, officers and principal shareholders (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. Except as discussed in the next sentence, all loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and executive officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2018, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons, or loans in which such persons had a material interest, was approximately $5,700,000. No reportable loans of this type are on nonaccrual status or are otherwise impaired.

During 2018, the Company paid $6,027 to the law firm Nelson Mullins Riley & Scarborough (“NMRS”) for various legal services.  Mr. Wicker is a partner in NMRS.  The Audit Committee and Board were aware of this relationship when they approved NMRS to perform legal work for the Company.  The fees paid to NMRS amount to less than one-tenth of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with being considered independent, as set under the rules of NASDAQ, applicable provisions of the Exchange Act, and our Corporate Governance Guidelines.  Mr. Wicker performed no work for the Company and received no compensation related to the engagement.  The Board considered this relationship in determining that Mr. Wicker is an independent member of the Board and Compensation Committee for 2019, as contemplated by NASDAQ, rules of the Exchange Act and our Corporate Governance Guidelines.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of the Company’s common stock, are required to report their ownership of those shares and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2018. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2018.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

During 2018, the Audit Committee reviewed its relationship with its independent auditor Elliott Davis, PLLC (“Elliott Davis”). While satisfied with Elliott Davis’ audit services, the Audit Committee noted that Elliott Davis had been the Company’s independent auditor since 2005 and that it would be prudent to evaluate other audit firms. A proposal process was initiated and at the end of the process, which concluded in March 2019, the Audit Committee selected BDO USA, LLP (“BDO”) as the Company’s independent auditors for 2019 and is making this recommendation for ratification by shareholders. Action by the shareholders is not required by law for the appointment of our independent auditors, but their appointment is submitted by the Board of Directors for ratification in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of BDO as the Company's independent auditors is rejected by shareholders, then the Audit Committee will reconsider its choice of independent auditors. The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of BDO as the Company’s independent auditors.

We do not expect that representatives of Elliott Davis will attend the Annual Meeting, while representatives of BDO are expected to be present. The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors, which were Elliott Davis for 2018, are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting. The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited consolidated financial statements as of and for the year ended December 31, 2018. The Audit Committee also discussed with Elliott Davis the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AS 1301, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented. In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the PCAOB regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with such firm its independence from the Company and its management. The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence. In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2018	2017
Audit Fees (1)	$436,500	453,975
Audit-Related Fees (2)	37,500	42,802
Tax Fees (3)	5,045	31,460
Total Fees	$479,045	528,237

(1)	For 2017 and 2018, audit fees included fees and expenses for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), and quarterly reviews of the interim consolidated financial statements.
(2)	In 2017 and 2018, audit-related fees consisted of the audit of the Company’s employee benefit plans and for procedures performed related to our audit of supplementary financial and compliance information required by the Department of Housing and Urban Development’s (“HUD”) Uniform Financial Reporting Standards for HUD Housing Programs to maintain First Bank’s FHA approved supervised mortgagee status.

(3)	For 2017 and 2018, tax fees consisted of consulting fees and tax return preparation for an acquired company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Corporate Profile – Investor Relations – Governance Documents.”

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS:

Donald H. Allred Daniel Blue, Jr. Mary Clara Capel James C. Crawford, III Abby J. Donnelly	John B. Gould Thomas F. Phillips O. Temple Sloan, III Frederick L. Taylor, II Virginia C. Thomasson - Chairman

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the Annual Meeting is required for approval of this proposal. The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – ADVISORY VOTE APPROVING “SAY ON PAY” PROPOSAL

The SEC regulations adopted under the Dodd-Frank Act require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.

A description of the the compensation paid to our NEOs is included in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding NEO compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our NEOs are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say on Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the Proxy Statement provided to the shareholders of First Bancorp on or about March 21, 2019.”

 Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

SHAREHOLDERS PROPOSALS FOR 2020 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2020 annual meeting of shareholders consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the 2020 annual meeting, they must be received by the Company no later than November 27, 2019. Such proposals should be directed to First Bancorp, Attn. Elizabeth Bostian, Corporate Secretary, 300 SW Broad Street, Southern Pines, North Carolina 28387.

The Bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such business may be conducted at an annual meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The Chair of the meeting has the authority to make such determinations. To be timely, written notice of other business to be brought before any annual meeting must be received by the Secretary of the Company not less than 60 days before the first anniversary of the mailing date of the Company’s proxy statement in connection with the last annual meeting. The notice of any shareholder proposal must set forth the various information required under the Bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary of the Company at the Company’s address noted above.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented for consideration or action at the Annual Meeting. If other matters properly come before the Annual Meeting, the enclosed proxy will be deemed to confer discretionary authority to the Proxy Holders therein to vote the shares represented by such proxy as to any such matters.

By Order of the Board of Directors,

Elizabeth B. Bostian

Secretary

March 21, 2019

FIRST BANCORP

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2019 for shares held in a plan. Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Daniel T. Blue, Jr.
02 Mary Clara Capel
03 James C. Crawford, III
04 Suzanne S. DeFerie
05 Abby J. Donnelly
06 John B. Gould
07 Michael G. Mayer
08 Richard H. Moore
09 Thomas F. Phillips
10 O. Temple Sloan, III
11 Frederick L. Taylor, II
12 Virginia C. Thomasson
13 Dennis A. Wicker

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

Please indicate if you plan to attend this meeting — Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full entity name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000407083_1 R1.0.1.18

FIRST BANCORP

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

REVOCABLE PROXY
FIRST BANCORP
Annual Meeting of Shareholders
May 9, 2019 1:30 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard H. Moore and Elizabeth B. Bostian, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 11, 2019, at the annual meeting of shareholders to be held on May 9, 2019, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed in PROPOSAL 1, "FOR" PROPOSAL 2 and "FOR" PROPOSAL 3. If, at or before the time of the meeting, any of the nominees listed has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

0000407083_2 R1.0.1.18

Continued and to be signed on reverse side